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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 2003

Registration No. 333-105650

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McDATA CORPORATION
(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	84-1421844
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification Number)

380 INTERLOCKEN CRESCENT
BROOMFIELD, CO 80021
(303) 460-9200
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Thomas O. McGimpsey, Esq.
Vice President, General Counsel and Secretary
McDATA Corporation
380 Interlocken Crescent
Broomfield, CO 80021
(303) 460-9200
(Name, Address, Including Zip Code, And
Telephone Number Including Area Code, of Agent For Service)

COPIES TO:
Darren R. Hensley, Esq.
John P.J. Kim, Esq.
Hensley & Kim, LLC
600 17th Street, Suite 2800 South
Denver, CO 80202
(303) 634-2285

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2003

PROSPECTUS

$172,500,000

McDATA CORPORATION

2 1/4% Convertible Subordinated Notes Due 2010 and Shares of our Class A Common Stock Issuable Upon Conversion of the Subordinated Notes.

        We issued our 2 1/4% Convertible Subordinated Notes due 2010, or the Notes, in a private placement in February 2003. This Prospectus will be used by selling securityholders to resell their Notes and the Class A common stock issuable upon conversion of their Notes. We will not receive any proceeds from this offering.

        The Notes are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on February 15, 2010. You may convert the Notes into shares of our Class A common stock at an initial conversion rate of 93.3986 shares for each $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $10.71 per share.

        We will pay interest on the Notes on February 15 and August 15 of each year, beginning on August 15, 2003. The Notes are subordinated.

        In the event of a change in control, you may require us to repurchase any Notes held by you.

        The Notes are not listed on any securities exchange or included in any automated quotation system. The Notes are eligible for trading on The PORTAL Market. Our Class A common stock is traded on the Nasdaq National Market (NASDAQ) under the symbol "MCDTA". The closing price of the Class A common stock on June 24, 2003 was $13.26.

        The Notes and shares of Class A common stock of McDATA offered or sold under this Prospectus involve a high degree of risk. See "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June     , 2003

ABOUT THIS PROSPECTUS

        This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. Under this shelf registration process, selling holders may from time to time sell the securities described in this Prospectus in one or more offerings.

        This Prospectus provides you with a general description of the securities that the selling holders may offer. A selling holder may be required to provide you with a prospectus supplement containing specific information about the selling holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this Prospectus. If there is any inconsistency between the Prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this Prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About McDATA."

        Unless we have indicated otherwise, the terms "McDATA," "McDATA Corporation," "company," "we," "us," and "our" refer to McDATA Corporation and its subsidiaries.

FORWARD-LOOKING INFORMATION

        This Prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. All statements other than statements of historical facts included in this Prospectus or incorporated by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can not guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this Prospectus, and they include the forward-looking statements under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements. Factors that could cause actual results to differ materially from expectations and cause fluctuations in our stock price include:

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  changes in our relationship with EMC Corporation, or EMC, and International Business Machines Corporation, or IBM, and the level of their orders;

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  our ability to successfully increase sales of McDATA's management software, including SANavigator®;

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  the impact of the continued general economic slowdown on purchasing decisions by customers and the impact of Severe Acute Respiratory Syndrome (SARS) on sales in Asia Pacific;

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  our ability to complete the successful implementation of an "outsourcing-focused" manufacturing model;

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  additional manufacturing and component costs and production delays that we may experience as we continue the transition to new products;

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  a loss of any of our key customers (and our OEMs' key customers), distributors, resellers or our manufacturers;

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  our ability to expand our product offerings and any transition to new products (including higher port density products and multi-protocol products);

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  any change in business conditions, our sales strategy or product development plans, and our ability to attract and retain highly skilled individuals;

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  competition in the storage area network, or SAN, and director, software and switch markets (including competitive pricing pressures and product give-aways by current competitors such as Brocade Communication Systems, Inc., or Brocade, Computer Network Technology Corporation, or CNT, and new entrants from the IP and multi-protocol switch industry such as Cisco Systems, Inc., or Cisco);

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  delays and changes in the development of new products and new technology and component quality and availability;

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  any industry or technology changes that cause obsolescence of our products or components of those products;

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  one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, or SEC, including the risk factors discussed in this Quarterly Report; and

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  the impact of any acquisitions by us of businesses, products, or technologies.

        You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements (including the Notes to those financial statements) incorporated by reference in this Prospectus. Investors should carefully consider the information in this Prospectus, including the information set forth under "Risk Factors" and the information incorporated by reference in this Prospectus.

McDATA Corporation

Overview

        McDATA Corporation is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. McDATA's core-to-edge enterprise solutions consist of hardware products, software products and professional services. McDATA's SAN solutions improve the reliability and availability of data, simplify the management of SANs and reduce the total cost of ownership. As companies continue to migrate from server-centric to storage-centric environments, they will require SAN solutions and a comprehensive family of products that span their enterprise from the core of their data center to the very edge of their SAN fabric.

        We combine experience in designing, developing and manufacturing high performance SAN solutions with a knowledge of business critical applications, service and support to solve complex business problems facing an enterprise's data infrastructure. Our solutions include hardware and software products, methodologies and education that enable businesses to scale their operations globally through a comprehensive, manageable, flexible data infrastructure that is optimized for rapid deployment and responsiveness to customer needs. We believe that our ability to provide interoperable hardware, software and services has allowed us to be the first company to offer true core-to-edge enterprise SAN solutions to our customers.

        We sell our products through industry-leading OEMs and resellers, including EMC, IBM, Hitachi Data Systems, Hewlett-Packard Co., or HPQ, and Dell, as well as distributors and systems integrators around the globe. Our goal is to build on our leadership position in providing director class devices to become the leading provider of a full range of switching, software and professional services solutions for the entire business enterprise.

Our Products

        We design, develop, manufacture and sell directors, switches and software that enable enterprise-wide, high performance SANs. We are a technology and market leader for SAN backbone director class devices. We also offer a comprehensive suite of core-to-edge SAN switching products that leverage the core technology advantages of our hardware and software design architecture to address the connectivity needs of business enterprises. Our products are as follows:

        Intrepid™ 6000 Series Directors.    Our Intrepid™ 6000 Series Directors provides high performance switching for mass storage clusters and client-server environments. The Intrepid™ 6140 Director is a 140-port Fibre Channel Director that offers high-performance connectivity and high availability. Likewise, our Intrepid™ 6064 Director is a 64-port Fibre Channel Director that offers high-performance connectivity and high availability.

        Sphereon™ 4500 Fabric Switch.    Our Sphereon™ 4500 Fabric Switch offers up to 24-ports and delivers "connectivity on demand" through McDATA's FlexPort Technology. Flexport Technology allows small and medium-size companies to build scalable, reliable and easy to manage storage networks starting at 8 ports and then growing, in 8 port increments, to 16 ports and 24 ports in a "pay as you grow" cost effective manner.

        Sphereon™ 3232 Fabric Switch.    Our Sphereon™ 3232 Fabric Switch is offered in a 16-port Flexport version and a 32-port Flexport version. Our Sphereon™ 3232 Fabric Switch provides versatility for building either a medium-sized SAN or aggregating department networks into an enterprise-wide SAN.

        Software Products.    Through our EpochSA, we offer end-to-end total open SAN management through a layered software approach. Our SANavigator™ software provides complete SAN monitoring, management, visualization and control of multi-vendor fabric environments. Our Enterprise Fabric Connectivity Manager, or EFCM, software systematically simplifies the setup and configuration of a SAN with our directors and switches and provides fabric level SAN management and administration. Our Product Manager, or PM, Software provides device level management and administration of our directors and switches. Our E/OS software is embedded in our directors and switches and provides a myriad of advanced services to upper layers of software applications, including HotCAT™. Our FICON Management Server software is available with our Intrepid™ 6000 Series Directors to provide mainframe customers with automated control of FICON storage networks in a single user interface. Finally, for our Sphereon™ 4500 and Sphereon™ 3232 Fabric Switches, we offer web-based management software known as SANPilot™.

        Fabricenter™ Cabinet.    Our Fabricenter™ Cabinet supports internal cable management for 512 Fibre Channel cables and provides 36u of vertical space while occupying only one tile width (24") of valuable floor space.

        OpenReady™ Solutions.    Our OpenReady™ solutions (formerly known as FabricReady™) are comprised of our director and switch SAN networking devices (and partner products) and form comprehensive enterprise storage connectivity solutions. These OpenReady offerings are preconfigured and qualified with hardware, software and services necessary to provide interoperable SAN solutions.

        FICON Bridge.    We designed and manufacture the FICON feature card within IBM's 9032 Model 5 Director that functions as a bridge between FICON and ESCON protocols. FICON is designed to provide Fibre Channel connectivity to mainframe storage devices.

Corporate Information

        McDATA Corporation was reorganized and incorporated in the state of Delaware in October of 1997. During 1999, 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of Class B common stock. After completion of the offering and prior to February 7, 2001, McDATA remained a majority-owned subsidiary of EMC due to its ownership of Class A common stock. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC's shareholders of record as of January 24, 2001. Our Class A common stock is traded on the Nasdaq National Market under the symbol "MCDTA", and our Class B common stock is traded on the Nasdaq National Market under the symbol "MCDT". Our headquarters are located at 380 Interlocken Crescent, Broomfield, Colorado 80021, and our telephone number at that location is (303) 460-9200.

The Offering

Issuer	McDATA Corporation
Securities Offered	$172,500,000 aggregate principal amount of 2 1/4% Convertible Subordinated Notes due February 15, 2010 and the underlying shares of Class A common stock into which the Notes are convertible.
Issue Price	The Notes were originally issued at a price of 100% of the principal amount on February 7, 2003.
Maturity Date	February 15, 2010

Ranking
The Notes are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the Notes does not restrict the amount of senior indebtedness that we or any of our subsidiaries can incur. At December 31, 2002 and at April 30, 2003, our senior indebtedness totaled approximately $3.1 million and $2.7 million, respectively, before giving effect to the Notes. The Notes are not guaranteed by any of our subsidiaries and, accordingly, the Notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of December 31, 2003, our subsidiaries had no indebtedness and other liabilities to which the Notes would be effectively subordinated.
Interest	2.25% per annum, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2003.
Conversion Rights	Holders may convert their Notes prior to stated maturity at their option.

For each $1,000 principal amount of Notes surrendered for conversion, a holder initially will receive approximately 93.3986 shares of our Class A common stock. This represents an initial conversion price of $10.71 per share of Class A common stock. The conversion price may be adjusted for certain reasons. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the Class A common stock received by holders on conversion. Upon a conversion, we may choose to deliver, in lieu of shares of Class A common stock, cash or a combination of cash and Class A common stock. See "Description of Notes—Conversion of Notes."
Sinking Fund	None.
Repurchase of the Notes Upon a Change in Control
Upon a change in control, you may require us to repurchase all or a portion of your Notes at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the purchase date. We may not have sufficient funds to pay the purchase price for all duly tendered Notes upon a change in control.

Book-Entry, Delivery and Form
The Notes are issued in fully registered form. The Notes are issued in denominations of $1,000 principal amount and intregal multiples thereof. The Notes are represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See "Description of the Notes—Book Entry, Delivery and Form."
Absence of Public Market for the Notes	The Notes are securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the Notes. See "Plan of Distribution."
Trading	The Notes eligible for trading in PORTAL. However, we can give no assurance as to the liquidity of, or trading market for, the Notes.
Nasdaq National Market Symbol	Our Class A and Class B common stock are traded on the The Nasdaq National Market under the symbols "MCDTA" and "MCDT", respectively.
Risk Factors
See "Risk Factors" and the other information in this Prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Notes or the Class A common stock underlying the Notes.
Indenture and Trustee	The Notes are issued under an indenture dated as of February 7, 2003 between us and Wells Fargo Bank Minnesota, National Association, as trustee.

        You should read the "Risk Factors" section beginning on page 9 and the other information in this Prospectus to understand the risks associated with an investment in the Notes and the Class A common stock issuable upon conversion of the Notes.

RISK FACTORS

        An investment in the Notes and Class A common stock involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus, before deciding to purchase any Notes or Class A common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Notes and our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment

Risks Relating to Our Business

We incurred a substantial loss for the years ended December 31, 2002 and 2001 and may not maintain profitability in the future.

        Although recently we have had profitable quarters, we may not be profitable in the future. Our future operating results will depend on many factors, including the growth of the Fibre Channel market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We also anticipate expenses related to the implementation of an "outsourcing focused" manufacturing model during 2003. We cannot provide assurance that we will generate sufficient revenue to achieve or sustain profitability.

Our business is subject to risks from global operations.

        We conduct significant sales and customer support operations in countries outside of the United States and also depend on non-U.S. operations of our contract manufacturers and our distribution partners. We derived approximately 37% of our 2002 revenue from customers located outside of the United States. We believe that our continued growth and profitability will require us to continue to expand marketing and selling efforts internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

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  expenses associated with developing and customizing our products for foreign countries;

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  difficulties in staffing and managing international operations, including reliance on third parties to manage certain aspects of our foreign operations, including hub inventory locations;

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  multiple, conflicting and changing governmental laws and regulations;

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  tariffs, quotas and other import or export restrictions, trade protection measures and other regulatory requirements on computer peripheral equipment;

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  longer sales cycles for our products;

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  reduced or limited protections of intellectual property rights;

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  adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries and customers;

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  compliance with international standards that differ from domestic standards,

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  risks surrounding any product outsourcing activities in foreign countries; and

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  political, social and economic instability in a specific country or region.

        Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, substantially all of our international revenue or costs have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

Increased international political instability may decrease customer purchases, increase our costs and disrupt our business.

        Increased international political instability, as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. Additionally, this increased instability may, for example, negatively impact the capital markets and the reliability and cost of transportation and adversely affect our ability to obtain adequate insurance at reasonable rates or require us to incur costs for extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If this international political instability continues or increases, our business and results of operations could be harmed and we may not be able to obtain financing in the capital markets.

The prices and gross margins of our products may decline, which would reduce our revenues, gross margins and profitability.

        In response to changes in product mix, competitive pricing pressures, increased sales discounts, introductions of new products and product enhancements by our competitors, increase in manufacturing or labor costs or other factors, we may experience declines in both the prices and gross margins in some or all of our products. To maintain our gross margins we must maintain or increase current shipment volumes, develop and introduce new products and product enhancements and reduce the manufacturing cost of our products. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses, and our revenue, operating results and gross margins may be below our expectations and those of investors and stock market analysts.

We may incur an expense relating to the impairment of our deferred tax assets.

        As of December 31, 2002 and April 30, 2003, we have deferred tax assets of $36.4 million and $36.2 million respectively, which we believe will be realized more likely than not through future profitable operations. However, it is possible that if additional operating losses are incurred, or if we otherwise conclude that our deferred tax asset will not be realized through future operations, we may need to provide a valuation allowance to recognize the impairment of our deferred tax assets. To the extent we were to establish a valuation allowance, we would recognize an expense within the tax provision of our income statement, which could materially impact our financial position and results of operations.

We depend on two key distribution relationships for most of our revenue and the loss of either of them could significantly reduce our revenues.

        We depend on EMC and IBM for a significant portion of our total revenue. Sales and services to EMC, which is an original equipment manufacturer customer, represented approximately 54% and 61% of our revenue for the year ended December 31, 2002 and the three months ended April 30, 2003, respectively. In 2001, EMC agreed to resell products offered by our competitors, and nothing restricts EMC from expanding those relationships in a manner that could be adverse to us. Sales to IBM represented approximately 25% and 17% of our revenue for the year ended December 31, 2002 and the three months ended April 30, 2003, respectively. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. Therefore, the loss of either EMC or IBM as a customer, or a significant reduction in sales to either EMC or IBM could significantly reduce our revenue.

The market for Fibre Channel switches and other products for SANs is highly competitive, new competitors have recently entered this market and we may not be able to successfully compete against existing or potential competitors.

        The market for our Fibre Channel switching hardware and software products is highly competitive, and will become even more so with the entrance of new competitors from the Internet Protocol (IP) based switch market. Our competitors are planning to provide switching hardware and software that is multi-protocol capable (such as Fibre Channel over IP (FCIP), SCSI over Internet (iSCSI), Internet Fibre Channel and InfiniBand). Our competitors in the Fibre Channel switching hardware and software market include Brocade, CNT (which recently acquired InRange), Cisco, Qlogic Corp., Vixel Corporation, Broadcom Corporation (which recently acquired the assets of Gadzoox Networks), Veritas Software Corporation, Fujitsu Softech and others, and even storage providers. Given the recent entrance by Cisco, other IP based switching companies will likely enter the market for multi-protocol products. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels and substantially greater financial and managerial resources than we have.

        In August 2002, Cisco announced that it would be entering the storage switch market with the introduction of a family of switches and directors. In January 2003, Cisco announced that it had entered into a non-exclusive agreement with IBM which would allow IBM to sell storage switches provided by Cisco in addition to the product lines provided by Brocade and us. IBM is our second largest customer, and the agreement between Cisco and IBM may significantly reduce our sales to IBM. Also in January 2003, Hewlett-Packard Co., or HPQ, announced that it would resell Cisco's new line of Fibre Channel switches. HPQ has substantial sales within the SAN infrastructure market, and the agreement between HPQ and Cisco could significantly reduce our future sales to HPQ. In late April 2003, EMC announced that it had entered into a letter of intent whereby EMC would resell and support Cisco's family of switches and directors. EMC is our largest customer, and the agreement between EMC and Cisco may significantly reduce our sales to EMC. The introduction of Cisco's competing product line may delay purchase decisions by our customers. Furthermore, Cisco has greater access to enterprise customers and greater direct sales experience and capacity than we do. To be competitive with Cisco and others, we may have to substantially increase our direct sales, which we may not be able to do successfully and which, in any case, will increase expenses.

        In August 2000, EMC agreed not to develop or manufacture products that compete with our then-existing products for two years. Since August 2002, EMC has not been contractually restricted from competing with us in the development or manufacture of these products. In addition, EMC has agreed to resell products offered by our competitors. Moreover, under a cross license agreement between us and EMC, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to August 9, 2000, including products that compete with ours.

        Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance.

We currently have limited product offerings and must successfully introduce new products and product enhancements that respond to rapid technological changes and evolving industry standards.

        For the year ended December 31, 2002 we derived approximately 72% and for the three months ended April 30, 2003, we derived approximately 66% of our revenue from sales of our Director-class products. We expect that revenue from our Director-class products will continue to account for a substantial portion of our revenue for the foreseeable future. Therefore, continued market acceptance of these products and their successor products is critical to our future success. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEMs, reseller and systems integrator customers will affect the market acceptance of our products.

        In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. For instance, there are competing protocols for storage area network switches and related devices, such as SCSI over Internet (iSCSI), Fibre Channel over IP (FCIP), Internet Fibre Channel and InfiniBand, which may be more readily adopted or accepted by our customers. Risks inherent in transitions to new technology, industry standards and new protocols include the inability to expand production capacity to meet demand for new products, write-downs of our existing inventory due to obsolescence, the impact of customer demand for new products or products being replaced, and delays in the introduction or initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

        We are currently developing next generation products that contain untested devices and subassemblies. As with any development, there are inherent risks should such devices or subassemblies require redesign or rework. In particular, in conjunction with our transition of our products from 1 to 2 Gb transmission speed technology and higher port density, we have begun introducing products with new features and functionality. We face risks relating to this product transition, including risks relating to forecasting of demand for 2 Gb and higher port density products and related transition issues, as discussed in the previous paragraph, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. Finally, if we fail to timely introduce new products that are multi-protocol products to compete against new entrants in the SAN market, or if there is no demand for these or our current products, our business could be seriously harmed.

Our products must continue to support and be interoperable with other SAN products.

        SAN products are continuing to emerge and evolve. All components of the SAN must utilize the same standards in order to operate together. To remain competitive, we must continue to introduce new products and product enhancements that are compatible and interoperable with other SAN products, industry standards and new technology. If our products are not interoperable with SAN products we may have difficulty in selling our products and we may lose market share.

If we are unable to integrate the new members of our senior executive team, if we lose key personnel or if we are unable to hire additional qualified personnel, we may not be successful.

        Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on our senior executive team. In the past we have experienced high turnover in our senior executive team. The majority of the current senior executive team was hired during the last eighteen months. Although our executive team consists of experienced members, many of them are new to our company and have only worked with each other for a short period of time. As a result they may not operate efficiently as part of an integrated management team.

        In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel.

        We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. As we increase our production and sales levels, we will need to attract and retain additional qualified skilled workers for our operations. In recent years there has been great demand for such personnel by companies, some of which are larger and have greater resources to attract and retain highly qualified personnel. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or negatively impact our ability to sell our products.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

        We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we may not be aware that someone is using our rights without our authorization. In addition, the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

        We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others' intellectual property. In particular we filed on February 14, 2002, a patent infringement lawsuit against Brocade in the United States District Court for the District of Colorado (Case No. 02-K-0303) alleging that Brocade's Advanced Performance Monitoring feature in its switch products infringed our U.S. Patent No. 6,233,236 "Method and apparatus for measuring traffic within a switch." On March 5, 2002, we filed for a preliminary injunction against Brocade to immediately stop infringing the patent after Brocade announced another product containing its Advanced Performance Monitoring feature.

        On April 8, 2002, Brocade filed an answer to the motion for preliminary injunction generally alleging that Brocade has not infringed and is not infringing the patent. Brocade alleged various counterclaims in its answer including a claim that the patent is invalid and unenforceable, and that we misappropriated trade secret information from Brocade under prior agreements and that a 1999 OEM agreement contained a covenant not to sue. The United States District Court for the District of Colorado on December 6, 2002 denied our motion for a preliminary injunction. We filed documents on December 23, 2002 with the American Arbitration Association to initiate an arbitration proceeding to resolve contract and patent issues relating to the 1999 OEM agreement with Brocade. On January 24, 2003, Brocade, in response to our initiating the arbitration proceeding, filed an answer and counterclaim with the American Arbitration Association that objected to the inclusion of our patent infringement claims in the arbitration, claims the patent is invalid and unenforceable and claims we misappropriated trade secret information from Brocade. Although we strongly believe that Brocade's counterclaims are factually incorrect and without any merit and we intend to vigorously pursue our patent infringement claims against Brocade, we cannot assure you we will prevail.

        On May 5, 2003, we were added as the ninth defendant to a January 2003 patent infringement lawsuit that was filed by Raytheon Company in the United States District Court for the Eastern District of Texas—Marshall Division (Civil Action No. 2:03CV13). The complaint alleges that our products infringe and/or we are actively inducing the infringement of Raytheon's United States Patent No. 5,412,791, entitled "Mass Data Storage Library." We received notice of the complaint only recently, and consequently we are at an early stage in our investigation of this matter and we cannot assess the merit or potential materiality of the complaint at this time. However, we intend to defend the action vigorously.

        These or other claims and any resulting litigation or arbitration could subject us to significant costs, liability for damages or could cause our proprietary rights to be invalidated or deemed unenforceable, which could allow third parties to use our rights without reservation. Litigation or arbitration, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention.

        Any potential intellectual property litigation filed against us could also force us to do one or more of the following:

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  stop using the challenged intellectual property or selling our products or services that incorporate it;

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  obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

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  redesign those products or services that are based on or incorporate the challenged intellectual property.

        If we are forced to take any of these actions, we may be unable to manufacture and sell our products, our customer relationships would be harmed and our revenue would be reduced.

        In March 1999, we, as an EMC subsidiary, granted IBM a license to all of our patents under a cross license agreement between IBM and EMC. Under the terms of that agreement, effective upon EMC's February 7, 2001 distribution of our Class A common stock to its stockholders, the sublicense we previously held to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect our business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, and we were unable to negotiate a settlement with IBM, our ability to produce the alleged infringing product could be affected, which could materially and adversely affect our business.

We have experienced increased inventory costs and delays and have incurred inventory-related write-downs.

        During fiscal year 2002, we incurred a net $9.5 million inventory related charge related primarily to our 1 Gb product inventory. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

The storage area network market in which we compete is still developing, and if this market does not continue to develop and expand as we anticipate, our business will suffer.

        The market for storage area network and related products has only recently begun to develop and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like

SANs. Our success in generating net revenue in this developing market will therefore depend on, among other things, our ability to:

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  educate potential OEMs, reseller and systems integrator customers and end users about the benefits of SANs and the use of our products in the SAN environment, and

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  predict, develop and base our products on standards that ultimately become industry standards.

        Accordingly, because substantially all of our revenues are derived from our SAN solutions, the adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success and delays or failure to adopt our SAN and related products will have an adverse effect on revenue and operations.

If we fail to optimize our distribution channels and manage our distribution relationships, our revenue or operating results could be significantly reduced.

        Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot provide assurance that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue and operating results.

We are dependent on a single or limited number of suppliers for certain key components of our products, and the failure of any of those suppliers to meet our production needs could seriously harm our ability to manufacture our products, result in delays in the delivery of our products and harm our revenue.

        We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits (ASICs) and power supplies from single sources, and gigabit interface converters and optic transceivers from limited sources. Additional sole or limited sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. If our suppliers are unable to provide, or we are unable otherwise to obtain these components for our products on the schedule and in the quantities we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

The loss of our contract manufacturers, or the failure to forecast demand accurately for our products or to manage our relationship with our contract manufacturers successfully, would negatively impact our ability to manufacture and sell our products.

        We are in the process of implementing a multi-phased "outsourcing-focused" manufacturing model that we anticipate with be completed at the end of fiscal 2003. We rely on Sanmina SCI, Inc., or SSCI, and Solectron Corporation, together our contract manufacturers, to manufacture substantially all of our circuit boards and to perform extensive testing and assembly of our products. Our supply contract with SSCI is cancelable by either party without cause on advance notice. In May 2002, we outsourced to SSCI the integration of our Directors into cabinets. In mid-2002, we contracted with Solectron to be our contract manufacturer for our Sphereon™ 4500 24-port switch product. Our contract manufacturers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. In addition, our contract manufacturers do not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. We generally place forecasts for circuit boards with our contract manufacturers approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. We generally place purchase orders sixty calendar days in advance of delivery. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturers to meet our customers' delivery requirements or unexpected increases in customer purchase orders. As a result, we may not be able to benefit from this incremental demand and could lose customers. If we over-estimate demand for our product, we may accumulate excess inventories and obligations to our contract manufacturers under binding purchase orders in excess of our needs. At April 30, 2003, our commitment with our contract manufacturers for purchases and anticipated transformation costs over the next sixty days totaled approximately $37 million, net of purchase commitment reserves of $7 million.

        In addition, we coordinate our efforts with those of our component suppliers and contract manufacturers in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with our contract manufacturers, which, if not effectively managed, could prevent us from satisfying our production requirements on a timely basis and could harm our customer relationships. If we should fail to manage effectively our relationships with our component suppliers or contract manufacturers, or if any of our suppliers or our manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

The continued general economic slowdown may significantly reduce expenditures on information technology infrastructure.

        Continuing unfavorable general economic conditions have had a pronounced negative impact on information technology, or IT, spending. Demand for SAN products in the enterprise-class sector may continue to be adversely impacted as a result of the weakened economy and because larger businesses have begun to focus on more efficiently using their existing IT infrastructure rather than making new equipment purchases. This in turn may decrease the demand for our SAN products. If there are further reductions in either domestic or international IT expenditure, or if IT expenditure does not increase from current levels, our revenues, operating results and financial condition may be adversely affected.

Failure to manage expansion effectively could seriously harm our business, financial condition and prospects.

        Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally. Our growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems, resources, intercompany communication and coordination. As we grow, our failure to maintain and to continue to improve upon our operational, managerial and financial controls, reporting systems and procedures, and /or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

If we fail to successfully develop the McDATA brand, our revenue may not grow.

        We have operated as a separate company from EMC only since February 2001. EMC, which currently accounts for a significant portion of our revenue, markets our products under its own brand name. As a result, our name is not widely recognized as a brand in the marketplace. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic original equipment manufacturer, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

Undetected software or hardware defects in our products could result in loss of or delay in market acceptance of our products and could increase our costs or reduce our revenue.

        Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products, cause delays in delivering our products or meeting customer demands and would increase our costs, reduce our revenue and cause significant customer relations problems.

We are defendants in several class action lawsuits and we may be subject to further litigation in the future which could seriously harm our business.

        Several purported securities class action lawsuits have been filed against us. In particular, McDATA, two current officers and one former officer were named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston, Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits have been filed against us. The complaints are substantially identical to over 300 other complaints filed against other companies that went public over the last several years. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings and (b) that certain of the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate initial public offering shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints relating to us allege claims against us, two of our current officers, one of our former officers and Credit Suisse First Boston, or CSFB, the lead underwriter for our August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act. Although we believe that all of the lawsuits are without legal merit and intend to defend them vigorously, we cannot assure you we will prevail.

        In September 2002, plaintiffs' counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. This agreement was signed by Mr. John F. McDonnell, our Chairman, Mrs. Dee J. Perry, our former chief financial officer, and Mr. Thomas O. McGimpsey, our Vice President and General Counsel, and the plaintiffs' executive committee. Under the Reservation of Rights and Tolling Agreement the plaintiffs are required to dismiss the claims against such individuals.

        On February 19, 2003, the court in the above-mentioned lawsuits entered a ruling on the pending motions to dismiss that dismissed some, but not all, of the plaintiff's claims against us.

        We may become subject to additional class action litigation following a period of volatility in the market price of our common stock. Securities class action litigation could result in substantial costs and divert the attention of management and our resources and seriously harm our business, financial condition and results of operation.

Our change of fiscal year may not result in more predictable quarterly earnings.

        Historically, our quarterly operating results have depended on our performance in the later part of each calendar quarter, when a large percentage of our product shipments typically occur. This fluctuation has made consistent quarter-to-quarter performance and revenue forecasting difficult. We have adopted a number of measures to address this issue, including changing our fiscal year end to January 31, rather than December 31. We cannot be certain that changing our fiscal year or adopting other measures will result in product shipments occurring more evenly during each quarter, resulting in consistent quarter-to-quarter performance or improving revenue forecasts.

        Additional factors that affect us and which could cause our revenue and operating results to vary in future periods include:

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  the size, timing, terms and fluctuations of customer orders, particularly large orders from our significant OEM (e.g. EMC) or reseller customers (e.g. IBM);

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  our ability to attain and maintain market acceptance of our products;

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  seasonal fluctuations in customer buying patterns;

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  the timing of the introduction or enhancement of products by us, our significant OEM or reseller customers or our competitors (e.g., transition to higher speed and higher port density products);

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  our ability to obtain sufficient supplies of single- or limited-source components of our products; and

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  increased operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in research and development.

        Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity accordingly. If orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

The sales cycle for our products is long, and we may incur substantial non-recoverable expenses and devote significant resources to prospects that do not produce revenues in the foreseeable future or at all.

        Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships.

We may engage in future acquisitions that dilute our stockholders and cause us to use cash, incur debt or assume contingent liabilities.

        As part of our strategy, from time to time we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

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  issue stock that would dilute our current stockholders' percentage ownership;

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  use cash, which may result in a reduction of our liquidity;

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  incur debt; or

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  assume liabilities.

        These purchases also involve numerous risks, including:

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  problems combining and integrating the purchased operations, technologies, personnel or products;

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  unanticipated costs;

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  diversion of management's attention from our core business;

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  adverse effects on existing business relationships with suppliers and customers;

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  risks associated with entering markets in which we have no or limited prior experience; and

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  potential loss of key employees of acquired organizations.

        We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

        Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. Because we often seek to hire individuals with relevant experience in our industry, we may be subject to claims of this kind or other claims relating to our employees in the future. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

Our products must comply with governmental regulation.

        In addition, in the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

Provisions in our charter documents, our rights agreement and Delaware law could prevent or delay a change in control of McDATA and may reduce the market price of our common stock.

        Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

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  authorizing the issuance of preferred stock without stockholder approval;

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  providing for a classified board of directors with staggered three year terms;

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  limiting the persons who may call special meetings of stockholders;

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  requiring super-majority voting for stockholder action by written consent;

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  establishing advance notice requirements for nominations for election to the board of directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

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  prohibiting cumulative voting for the election of directors;

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  requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

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  requiring parties to request board approval prior to acquiring 15% or more of the voting power of our common stock to avoid economic and voting dilution of their stock holdings.

        We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Risks Related to Our Relationship With EMC

We have entered into agreements with EMC that, due to our prior parent-subsidiary relationship, may contain terms less beneficial to us than if they had been negotiated with unaffiliated third parties.

        In October 1997, in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC's purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, in the case of the OEM agreement, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue pursuant to these agreements represented approximately 54% and 61% of our revenue for the year ended December 31, 2002 and the three months ended April 30, 2003, respectively. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

Provisions of our agreements with EMC relating to our relationship with EMC after the distribution by EMC of our Class A common stock to EMC's stockholders may affect the operation of our business, limit our ability to finance our operations or prevent a change in control of our company.

        Under the terms of the Tax Sharing Agreement between EMC and us, until May 2003, we may not, without the consent of EMC or the receipt by EMC of a private letter ruling from the Internal Revenue Service that the tax treatment of the distribution will not be adversely affected:

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  enter into any transaction that would result in any one or more persons acquiring a 50% or greater interest in us;

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  take or fail to take any other action, if the result of such act or failure to act, would cause the distribution to be taxable to EMC stockholders;

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  issue stock or other equity interests in us, or redeem or repurchase any of our capital stock which would involve the acquisition by one or more persons of more than 35% of our stock; or

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  undertake any transaction which would be treated as a liquidation or reorganization for tax purposes.

        These restrictions may prevent us from being acquired, either in a negotiated transaction or otherwise, from using shares of our common stock as payment in the acquisition by us of other companies or from financing our operations through sales of securities.

        Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under then existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC under this agreement could decrease our attractiveness as an acquisition target.

We may be obligated to indemnify EMC if the distribution of our Series A common stock to EMC's stockholders was not tax free.

        The Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC for taxes relating to the failure of EMC's distribution to EMC's stockholders of our Class A common stock that it indirectly held to be tax free if that failure results from, among other things:

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  any act or omission by us that would cause the distribution to fail to qualify as a tax-free distribution under the Internal Revenue Code;

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  any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

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  any acquisition by a third party of our stock or assets; or

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  any issuance by us of stock or any change in ownership of our stock.

        As a result, we may be liable to EMC under the Tax Sharing Agreement upon the occurrence of events that are beyond our control. If the distribution of our Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if our Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction, and we would be required to indemnify EMC under the Tax Sharing Agreement. In the event that we are required to indemnify EMC because the distribution of our Class A common stock fails to qualify as a tax-free distribution, our liability could exceed 35% of the value of the Class A common stock distributed by EMC as determined on the date of the distribution. If triggered, this indemnity obligation would have a significant adverse effect on our financial position and results of operations, and we might not have sufficient resources to fulfill it.

Risks Relating to the Notes, the Class A common stock and this Offering

Our indebtedness could adversely affect our financial condition, and we may incur substantially more debt.

        As of December 31, 2002 and April 30, 2003, we had approximately $3.1 million and $2.7 million, respectively, of senior indebtedness outstanding, before giving effect to the Notes, for purposes of the indenture under which the Notes were issued, and our subsidiaries had no outstanding indebtedness and other liabilities (excluding inter-company liabilities of the type not required to be reflected on a consolidated balance sheet in accordance with generally accepted accounting principles) to which the Notes are effectively subordinated. Our indebtedness could adversely affect us. For example, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

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  place us at a competitive disadvantage relative to our competitors with less debt.

        Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, the related risks described above could intensify and our ability to pay our obligations on the Notes could be adversely affected. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

The Notes are subordinated to all of our senior indebtedness.

        The Notes are general unsecured obligations of McDATA and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the Notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding Notes. In addition, we will not make any payments on the Notes in the event of payment defaults on our senior indebtedness or other specified defaults on our designated senior indebtedness. The Notes will also be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. To date, we have not conducted a significant portion of our operations through subsidiaries, but we may in the future.

Any decrease in the price of our Class A common stock will negatively affect the trading value of the Notes.

        The market price of the Notes is expected to be significantly affected by the market price of our Class A common stock. This may result in greater volatility in the trading value of the Notes than would be expected for nonconvertible debt securities we issue. In particular, decreases in the market price of our Class A common stock are likely to result in decreases in the trading value of the Notes.

We cannot assure you that an active trading market will develop for the Notes.

        The Notes are securities for which there is currently no established market. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. Although the initial purchasers have informed us that they currently intend to make a market in the Notes, they are not obligated to do so and their market-making may be discontinued at any time at their sole discretion without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the Notes may not develop or, if one does develop, it may not be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of the Notes could decline significantly.

The Notes are not protected by restrictive covenants.

        The indenture governing the Notes does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under "Description of the Notes—Purchase of the Notes at Your Option upon a Change in Control". Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected.

Our Notes may not be rated or may receive a lower rating than anticipated.

        We believe it is unlikely that the Notes will be rated. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Notes and our Class A common stock would be harmed.

We may be unable to meet the requirements under the indenture to purchase your Notes upon a change in control.

        Upon a change in control, as defined in the indenture, you may require us to purchase all or a portion of your Notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered Notes. Future credit agreements or other agreements relating to our indebtedness might prohibit the purchase of the Notes and provide that a change in control constitutes an event of default. If a change in control occurs at a time when we are prohibited from purchasing the Notes, we could seek the consent of our lenders to purchase the Notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the Notes. Our failure to purchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the Notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We have entered into share option transactions and other transactions that may affect the value of the Notes.

        We have entered into share option transactions on our Class A common stock with Banc of America Securities LLC and/or certain of its affiliates to hedge the market risks associated with our obligations under the Notes. Although we have entered into share option transactions on our Class A common stock, Banc of America Securities LLC and/or certain of its affiliates take positions in our Class A common stock and/or Class B common stock in secondary market transactions and/or entered into various derivative transactions both in anticipation of and after the pricing of the Notes. Such hedging arrangements could increase or decrease the price of our Class A and Class B common stock. Banc of America Securities LLC and/or its affiliates are likely to modify their hedge positions from time to time prior to and around the time of conversion or maturity of the Notes by purchasing and selling shares of our Class A and/or Class B common stock, our other securities or other instruments they may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock.

        We may acquire shares of our Class A common stock and enter into other transactions or arrangements to purchase or sell our Class A common stock during the term of the Notes. Depending on, among other things, future market conditions, the aggregate amount and composition of such transactions or arrangements, the aggregate amount of any such acquisitions are likely to vary over time. The effect, if any, of any of these transactions and activities on the market price of our Class A common stock or the Notes will depend in part upon market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our Class A common stock and the value of the Notes.

Our stock price is volatile.

        Since the distribution of our Class A common stock by EMC in February 2001, the market price of our Class A common stock has been volatile. Because we are a technology company, the market price of our Class A common stock is usually subject to the same volatility and fluctuations that have recently characterized the stock prices of other technology companies. This volatility is often unrelated or disproportionate to the operating performance of these companies and, as a result, the price of our class A common stock could fall regardless of our performance.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling securityholders of the Notes or the underlying Class A common stock upon conversion of the Notes. All proceeds will be received by the selling securityholders. See "Selling Securityholders".

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated (in thousands):

	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	n/a	n/a	32.2	n/a	n/a
Deficiency of Earnings to Fixed Charges	$8,242	$1,802	n/a	$13,740	$15,516

        For purposes of this computation, earnings are defined as pre-tax earnings or loss from continuing operations of the Company, plus fixed charges. Fixed charges are the sum of (i) interest expensed, (ii) amortization of deferred financing costs and (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third). The ratio of earnings to fixed charges of the Company was less than 1.00 for the years ended December 31, 1998, 1999, 2001 and 2002; thus, earnings available for fixed charges of the Company were inadequate to cover fixed charges for such periods. The deficiency in earnings to fixed charges for the years ended December 31, 1998, 1999, 2001 and 2002 was $8.2 million, $1.8 million, $13.7 million and $15.5 million, respectively.

SHARE OPTION TRANSACTIONS

        Concurrent with the issuance of the Notes in the initial private placement, we entered into share option transactions on our Class A common stock with Banc of America Securities LLC and/or certain of its affiliates. As part of these share option transactions, we purchased options that cover approximately 16.1 million shares of our Class A common stock, at a strike price of $10.71. We also sold options that cover approximately 16.9 million shares of our Class A common stock, at a strike price of $15.08. These transactions may be settled at our option either in cash or net shares, and expire on or around February, 2010. Depending on market conditions, these transactions have the potential to mitigate the dilution associated with the conversion of the Notes. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by us will be dependent on then existing overall market conditions, and on our stock price, the volatility of our stock, and the amount of time remaining until expiration of the options.

DESCRIPTION OF THE NOTES

        We issued the Notes under an indenture dated as of February 7, 2003 between us and Wells Fargo Minnesota, National Association, as trustee. The following summarizes some, but not all, provisions of the Notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the Notes.

General

        The Notes are general unsecured obligations of McDATA and are subordinate in right of payment as described under "—Subordination of Notes." The Notes are convertible into Class A common stock as described under "—Conversion of Notes." The Notes were issued only in denominations of $1,000 or in multiples of $1,000. The Notes will mature on February 15, 2010, unless earlier purchased by us at your option upon a change in control.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of McDATA, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        The Notes bear interest at the annual rate of 2 1/4%, which rate may be increased as described in "—Registration Rights" below, from February 7, 2003. Interest will be payable on February 15 and August 15 of each year, beginning August 15, 2003, subject to limited exceptions if the Notes are converted or purchased prior to the interest payment date. The record dates for the payment of interest will be February 1 and August 1. We may, at our option, pay interest on the Notes by check mailed to the holders. However, a holder with an aggregate principal amount of Notes in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the Notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date, and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in The City of New York where the Notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the Notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global Notes. There will be no service charge for any registration of transfer or exchange of Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        You have the right, at your option, to convert your Notes into shares of our Class A common stock at any time prior to close of business on the maturity date (unless previously purchased by us), at the conversion price of $10.71 per share, subject to the adjustments described below, and subject to our right to satisfy our obligations upon conversion in cash, in whole or in part, as described below. This is equivalent to a conversion rate of approximately 93.3986 shares of Class A common stock per $1,000 principal amount of Notes.

        To convert your Notes (other than a Note held in book entry form through DTC) into Class A common stock you must:

  •
  complete and manually sign the conversion notice on the back of the Note and deliver the notice to the conversion agent;

  •
  surrender the Note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        Holders of Notes held in book-entry form through DTC must follow DTC's customary practices. The date you comply with these requirements is the conversion date under the indenture. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of Notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described below.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any Class A common stock issued upon conversion of the Notes. If you submit your Notes for conversion between a record date, you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your Notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date preceding the date of conversion to the date of conversion or for any later period.

        Upon conversion, we may choose to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, as described below. We will not issue fractional shares of Class A common stock upon conversion of Notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the Class A common stock determined as set forth in the Indenture on the last trading day prior to the date of conversion.

        If the Notes are subject to purchase following a change in control, your conversion rights on the Notes so subject to purchase will expire at the close of business on the last business day before the purchase date or such earlier date as the Notes are presented for purchase, unless we default in the payment of the purchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the Notes are purchased. If you have submitted your Notes for purchase upon a change in control, you may only convert your Notes if you withdraw your election in accordance with the indenture.

        In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity, or the final notice date, the following procedures will apply: if we choose to satisfy all or any portion of our obligation, the conversion obligation, in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion, or the cash settlement notice period. If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period, or the conversion retraction period; no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 20 trading-day period beginning on the day after the final day of the conversion retraction period, or the cash settlement averaging period. Settlement amounts will be computed as follows:

  •
  If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (i) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (ii) the conversion rate.

  •
  If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

  •
  a number equal to (i) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (ii) the conversion rate, and

  •
  the average closing price of our Class A common stock during the cash settlement averaging period.

  •
  If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount, or the cash amount, and a number of shares equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 5% of the cash amount, divided by (y) the closing price of our Class A common stock. In addition, we will pay cash for all fractional shares of Class A common stock.

        If you have exercised your right to require us to purchase your Notes upon a change in control as described below under "—Purchase of Notes at Your Option upon a Change in Control" you may convert your Notes as provided above only if you withdraw your change in control repurchase notice and convert your Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

        In the event that we receive your notice of conversion after the final notice date, the following procedures will apply: if we choose to satisfy all or any portion of the conversion obligation in cash, we will have notified you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above except that the cash settlement averaging period shall be the 20 trading-day period beginning on the day after receipt of your notice of conversion (or in the event we receive your notice of conversion on the business day prior to the maturity date, the 20 trading day period beginning on the day after the maturity date). Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our Class A common stock as a dividend or distribution on our Class A common stock;

  (2)
  the subdivision or combination of our outstanding Class A common stock;

  (3)
  the issuance to all or substantially all holders of our Class A common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our Class A common stock, or securities convertible into our Class A common stock, at a price per share or a conversion price per share less than the then current market price per share determined as set forth in the indenture, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

  (4)
  the distribution to all or substantially all of the holders of our Class A common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

  •
  dividends or distributions exclusively in cash referred to in clause (5) below; and

  •
  distribution of rights to all holders of Class A common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  the dividend or distribution to all or substantially all of the holders of our Class A common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our Class A common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our Class A common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of the market capitalization of our Class A common stock on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our Class A common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our Class A common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our Class A common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of the market capitalization of our Class A common stock on the expiration date of such tender offer.

        To the extent that our rights plan is still in effect, upon conversion of the Notes into Class A common stock, the holders will receive, in addition to the Class A common stock, the rights described in our rights plan, whether or not the rights have separated from the Class A common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of Notes will receive the rights upon conversion of the Notes, whether or not these rights were separated from the Class A common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our Class A common stock;

  •
  a consolidation, merger or combination involving McDATA; or

  •
  a sale or conveyance to another person of the property and assets of McDATA as an entirety or substantially as an entirety,

in which holders of our outstanding Class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A common stock, holders of Notes will generally be entitled to convert their Notes into the same type of consideration received by Class A common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the Notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our Class A common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least 1%. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or the right to purchase our Class A common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of and interest on the Notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the Notes. If the Notes are accelerated because of an event of default we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the Note holders. The indenture will require that we must promptly notify the trustee if payment of the Notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the Notes or purchase or otherwise acquire the Notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity, and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

        We are required to resume payments on the Notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received if the maturity of the designated senior indebtedness has not been accelerated.

        No new period of payment blockage may be commenced for a default unless 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of Notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A portion of our operations is or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the Notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of December 31, 2002 and April 30, 2003, we had approximately $3.1 million and $2.7 million of senior indebtedness outstanding before giving effect to the Notes and our subsidiaries had no outstanding indebtedness and other liabilities (excluding in each case intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles) to which the Notes will be effectively subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the Notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the Note holders.

        The term "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness or the assumption or guarantee of indebtedness, or any related agreements or documents to which we are a party expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        The term "indebtedness" means the indebtedness described below, but only to the extent such indebtedness (other than obligations described in (5) below) would appear as a liability upon a balance sheet of ours, prepared in accordance with GAAP:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by Notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, Notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of McDATA or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including all of our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (6)
  all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

  (7)
  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        The term "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of McDATA whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by McDATA, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  (1)
  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the Notes or expressly provides that such indebtedness is on the same basis or junior to the Notes, and

  (2)
  any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary.

Purchase of Notes at Your Option upon a Change in Control

        If a change in control occurs, you will have the right to require us to purchase all or any part of your Note 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the Note together with accrued and unpaid interest to, but excluding, the purchase date. If a portion of your Note is submitted for purchase, the portion must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  a description of the change in control;

  •
  information about the holders' right to convert the Notes;

  •
  the holders' right to require us to purchase the Notes;

  •
  the procedures required for exercise of the purchase option upon the change in control; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the Notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if any of the following "change in control" events occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of McDATA (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our Class A common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day, or

  •
  in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the Notes become convertible solely into such common stock.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the Notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers. We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the Notes.

        Certain of our debt agreements may prohibit our repurchase of the Notes and provide that a change in control constitutes an event of default. We may not purchase any Note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the Notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the Notes tendered by holders. In addition, we may in the future incur debt that has similar change in control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the Notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any Note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest, including any additional interest, on any Note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any Note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  we fail to provide timely notice of a change in control;

  (6)
  any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $40 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture; and

  (7)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the outstanding Notes will, declare the principal amount of the Notes, together with all accrued and unpaid interest, to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the Notes, together with all accrued and unpaid interest, will automatically become immediately due and payable. Any payment by us on the Notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least a majority in aggregate principal amount of the Notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any Note on or after the applicable due date or the right to convert the Note in accordance with the indenture.

        Generally, the holders of not less than a majority in aggregate principal amount of outstanding Notes may waive any default or event of default unless:

  •
  we fail to pay principal or interest on any Note when due (including payment of the purchase price in connection with a change in control);

  •
  we fail to convert any Note into Class A common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not McDATA, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the Notes with the consent of the holders of a majority of the aggregate principal amount of the outstanding Notes. In addition, the holders of a majority of the aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the indenture without notice to the Note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding Note if such amendment, supplement or waiver would:

  •
  change the record or payment dates for interest payments or the stated maturity of the principal of, or interest on, any Note;

  •
  reduce the principal amount of or any premium or interest on any Note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any Note or purchase price payable in connection with a change in control;

  •
  change the place or currency of payment of principal of, or interest on, any Note;

  •
  extend the time for payment or otherwise waive a payment default with respect to the Notes;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any Note;

  •
  modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

  •
  modify the subordination provisions in a manner materially adverse to the holders of Notes;

  •
  adversely affect the right of holders to convert Notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding Notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected Note holder.

        We and the trustee may amend or supplement the indenture or the Notes without notice to, or the consent of, the Note holders to, among other things, cure any ambiguity, omission, defect or inconsistency or make any other change that does not adversely affect the rights of any Note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction or series of transactions or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  we are the surviving person or the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the Notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights

        The following summary of the registration rights provided in the registration rights agreement and the Notes is not complete. You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.

        This Prospectus is part of a shelf registration statement under the Securities Act which we agreed to file not later than 120 days after the latest date of original issuance of the Notes to register resales of the Notes and the shares of Class A common stock into which the Notes are convertible. The Notes and the Class A common stock issuable upon conversion of the Notes are referred to collectively as "registrable securities". We will use all commercially reasonable efforts to have this shelf registration statement declared effective as promptly as practicable but not later than 210 days after the latest date of original issuance of the Notes, and to keep it effective until the earliest of:

  (1)
  two years from the date the shelf registration statement becomes effective;

  (2)
  the date when all registrable securities shall have been sold pursuant to the shelf registration statement under the Securities Act; and

  (3)
  the date on which all registrable securities held by non-affiliates are distributed to the public pursuant to Rule 144 under the Securities Act or are eligible to be sold pursuant to Rule 144(k) under the Securities Act.

        We will be permitted to suspend the use of this Prospectus for a period not to exceed an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally was required to provide information about itself and the specifics of the sale, be named as a selling securityholder in this Prospectus, deliver this Prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

  (1)
  the shelf registration statement of which this Prospectus is a part was not filed with the SEC on or prior to the 120th day after the latest date of original issuance of the Notes;

  (2)
  the shelf registration statement of which this Prospectus is a part was not declared effective by the SEC on or prior to the 210th day after the latest date of original issuance of the Notes;

  (3)
  after the shelf registration statement of which this Prospectus is a part was declared effective, if the shelf registration statement ceases to be effective or usable (subject to certain exceptions set forth in the registration rights agreement), unless the shelf registration statement shall again become effective or usable in connection with resales of registrable securities within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act;

(we refer to each such event described above in clauses (1) through (3) as a registration default), additional interest will accrue on the Notes and the underlying shares of Class A common stock that are registrable securities in addition to the rate set forth in the title of the Notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at a rate of (a) 0.25% per year with respect to the first 90-day period during which such registration default shall occur and be continuing and (b) 0.50% per year with respect to the period commencing on the 91st day following the day the registration default shall have occurred and be continuing. During the period of any permitted suspension of the Prospectus, as described above, no additional interest will accrue and we will not be deemed to be in registration default.

        Under the registration rights agreement, selling securityholders are required to deliver this Prospectus to purchasers and are bound by the provisions of the registration rights agreement.

        We paid all reasonable registration expenses of the shelf registration, provided each holder that is selling registrable securities pursuant to the shelf registration statement copies of the this Prospectus and took other actions as were required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling security holders remain responsible for all selling expenses (i.e., commissions and discounts).

Satisfaction and Discharge

        We may discharge our obligations under the indenture while Notes remain outstanding if all outstanding Notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All Notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All Notes delivered to the trustee shall be cancelled promptly by the trustee. No Notes shall be authenticated in exchange for any Notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase Notes in the open market or by tender offer at any price or by private agreement. Any Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any Notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of Note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost Notes at your expense upon delivery to the trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Governing Law

        The indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        Wells Fargo Bank Minnesota, National Association, is serving as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the Notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in aggregate principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        The Notes were initially issued in the form of one or more global notes, each a Global Note and together the Global Notes. The Global Note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, or certificated securities, will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, or participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, or the indirect participants, that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

        Owners of beneficial interests in Global Notes who desire to convert their interests into Class A common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the indenture and the Notes. In addition, no owner of a beneficial interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, if an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of and interest (including any additional interest) on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of or interest (including additional interest) on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the Global Note or ceases to be a clearing agency or there is an event of default under the Notes, DTC will exchange the Global Note for certificated securities which it will distribute to its participants.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and provisions of our amended and restated certificate of incorporation, our amended and restated by-laws and our rights agreement. This description summarizes portions of our amended and restated certificate of incorporation, our amended and restated by-laws and our rights agreement. You should read our entire amended and restated certificate of incorporation, the amended and restated by-laws and the rights agreement.

        Our authorized capital stock consists of 250,000,000 shares of Class A common stock, par value $0.01 per share, 200,000,000 shares of Class B common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of June 1, 2003, there were 81,000,000 shares of Class A common stock outstanding and held of record by approximately 10,448 stockholders and 33,608,452 shares of Class B common stock outstanding and held of record by approximately 297 stockholders. As of June 1, 2003, there were no outstanding options for the purchase of shares of our Class A common stock, and there were outstanding options for the purchase of a total of 13,307,072 shares of our Class B common stock. Shares of our Class A and Class B common stock have the following rights, preferences and privileges:

  •
  Voting Rights. Each outstanding share of Class A common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Each outstanding share of Class B common stock entitles its holder to one-tenth (1/10) of one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Our Class A common stock and Class B common stock vote together as one class on all matters with respect to which holders are entitled to vote under applicable law. Based on the number of shares of our Class A and Class B common stock outstanding as of June 4, 2003, without including the 16,111,257 shares of Class A Common Stock issuable upon conversion of the Notes, the holders of a plurality of the shares of Class A common stock voting for the election of directors may elect all of our directors standing for election.

  •
  Dividends. Subject to the rights of the holders of preferred stock, if any, the holders of Class A and Class B common stock are entitled to receive dividends at the same rate, as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. No dividends shall be paid on or declared and set apart for the shares of Class A common stock or Class B common stock unless at the same time an equal dividend shall be paid on or declared or set apart for the shares of the other class of common stock.

  •
  Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of Class A common stock and Class B common stock on a per share basis, regardless of class.

  •
  Rights and Preferences. The Class A common stock and Class B common stock have no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

  •
  Merger. In the event of a merger or consolidation of us with or into another entity, holders of each share of Class A common stock and Class B common stock will be entitled to receive the same per share consideration. However, if the consideration is voting securities, holders of

    Class A common stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities given to the holders of Class B common stock.

Preferred Stock

        The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. We have no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

        In connection with our Rights Agreement, described below, our Board of Directors has designated and reserved for issuance 45,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share. We may issue these shares of Series A Junior Participating Preferred Stock under certain circumstances if, as discussed below, the rights distributed to our stockholders pursuant to the Rights Agreement become exercisable. We have no present plans to issue, or reserve for issuance, any other series of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter and By-laws

        Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that could discourage, delay or prevent a change in control of McDATA or an acquisition of McDATA at a price that many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

        Blank Check Preferred Stock.    As noted above, our board of directors, without stockholder approval, will have the authority under our amended and restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

        Staggered Board.    Our amended and restated certificate of incorporation provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the Board of Directors then in office, provided a quorum is present and any other vacancy occurring on the board of directors may be filled only by a majority of the directors then in office, even though less than a quorum may then be in office. These provisions may have the effect of discouraging a third-party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us, or attempting to change the composition or policies of the board of directors.

        Stockholder Meetings and Action.    Our amended and restated by-laws provide that special meetings of stockholders may be called by (1) the Chairman of the Board of Directors, (2) the Chief Executive Officer, (3) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), or (4) stockholder who are entitled to cast at least seventy percent (70%) of the total number of votes entitled to be cast at an election of directors; and shall be held at such place, on such date, and at such time as the board of directors, shall fix. Our amended and restated by-laws also provide that stockholder action may be taken at a duly called and convened annual or special meeting of the stockholders or by written consent of stockholders who are entitled to cast at least seventy percent (70%) of the total number of votes entitled to be cast. These provisions, taken together, may in the future prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the board of directors, except at an annual meeting.

        Requirement for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated by-laws provide that a stockholder seeking to bring business, including action to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder notice must be delivered to our principal executive officers not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, then the notice by stockholder must be received not earlier than ninety (90) days prior to the annual meeting of stockholders and no later than sixty (60) days prior to the annual meeting of stockholders or, in the event that public announcement of the date of the annual meeting is first made by us fewer than seventy (70) days prior to the date of such annual meeting, the notice by stockholder must be received within ten (10) days from the public announcement. These provisions can delay stockholder action. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of stockholders who are entitled to cast at least seventy percent (70%) of the total number of votes entitled to be cast at an election of directors to amend or repeal any of the foregoing provisions.

Delaware Anti-Takeover Statute

        We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

  •
  the corporation has elected in its certificate of incorporation not to be governed by Section 203;

  •
  the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the

  •
  corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

  •
  the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

        We have not made an election in our amended and restated certificate of incorporation to opt-out of Section 203.

        In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations, transactions involving the assets or stock of the corporation or its majority owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, together with the affiliates or associates of that stockholder.

Rights Agreement

        We adopted a Rights Agreement on May 18, 2001. In connection with the Rights Agreement, our Board of Directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on June 5, 2001. Each right entitles the holder, under certain circumstances, to purchase from us one ten-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $200 per one ten-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment.

        Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

  •
  ten days following a public announcement that a person or group has acquired beneficial ownership representing 15% or more of the aggregate number of votes entitled to be cast by all shares of our common stock then outstanding, or the Stock Acquisition Date, or

  •
  ten business days following the commencement of a tender offer or exchange offer for beneficial ownership representing 15% or more of the aggregate number of votes entitled to be cast by all shares of our common stock then outstanding.

        If the rights become exercisable, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our Class B common stock having a then-current value of twice the exercise price of the right. If, after the rights become exercisable, we merge into another entity or we sell more than 50% of our assets, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current value of twice the exercise price.

        We may exchange the rights at a ratio of one share of Class B common stock for each right (other than rights held by an acquiring party) at any time after a person or group acquires beneficial ownership representing 15% or more of the aggregate number of votes entitled to be cast by all shares of our common stock then outstanding but before such person acquires beneficial ownership representing 50% or more of the aggregate number of votes entitled to be cast by all shares of our common stock. We may also redeem the rights at our option at a price of $0.01 per right at any time until ten days following the Stock Acquisition Date. Unless our Board of Directors extends the expiration date, the rights expire on the earliest of June 5, 2011, or an exchange or redemption of the rights as described above.

        The Rights Agreement approved by the Board of Directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by the Board of Directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our Board of Directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent that Delaware law permits. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any pending or completed proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have liability insurance for our officers and directors.

        At the present time, several purported securities class action lawsuits have been filed against us which may result in a claim for indemnification.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock and Class B common stock is The Bank of New York, N.A. Its address is 101 Barclay Street, New York, New York 10286, and its telephone number is (800) 432-0140.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes and the Class A common stock into which the Notes may be converted. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, administrative rulings and judicial authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service, or the IRS, with respect to the United States federal income tax consequences of acquiring or holding Notes or common stock and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. This summary assumes that holders of the Notes acquire the Notes in this offering upon their initial issuance at the initial offering price of the Notes, and that such holders will hold the Notes and the Class A common stock into which the Notes may be converted as "capital assets" within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the Notes as indebtedness for federal income tax purposes.

        This summary does not address all aspects of United States federal income taxation that may be relevant to a holder in light of that holder's particular circumstances or to holders subject to special rules, such as rules relating to:

  •
  financial institutions;

  •
  mutual funds;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  dealers in securities or currencies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting; or

  •
  persons who hold the Notes or the Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction.

        In addition, this summary does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or under federal laws other than the United States federal income tax laws.

        All prospective purchasers of the Notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Notes (and the common stock into which the Notes may be converted) in their particular circumstances.

U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial holder of a Note or the Class A common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable bilateral income tax treaty), (ii) a corporation formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or which has a valid election in effect under the applicable Treasury Regulations to be treated as a United States person. A "Non-U.S. Holder" means any holder of a Note or the Class A common stock other than a U.S. Holder.

        If a partnership (including for this purpose any entity, foreign or domestic, classified as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes or the Class A common stock into which the Notes may be converted, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners for United States federal income tax purposes. A holder of the Notes or the Class A common stock into which the Notes may be converted that is a partnership, and the partners in such partnership, should consult their individual tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Notes (and the Class A common stock into which the Notes may be converted).

Taxation of Interest

        Interest paid on the Notes generally will be included in a U.S. Holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

        In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as original issue discount over the term of the instrument. Further, if the amount or timing of any additional payments on a Note is contingent, the Note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the Note and to treat as ordinary income, rather than capital gain, any gain realized on a sale, exchange or retirement of a Note before the resolution of the contingencies. In certain circumstances, holders of our Notes could receive payments in excess of stated principal or interest. If we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts in the manner described in the section "Description of Notes—Registration Rights." Under Treasury Regulations, the possibility of an additional payment under a Note may be disregarded for purposes of determining the amount of such interest or original issue discount income to be recognized by the holder in respect of such Note (or the timing of such recognition) if the likelihood of the payment, as of the date the Notes are issued, is a remote or incidental contingency. We do not believe that the Notes constitute contingent debt instruments and we intend to take the position for United States federal income tax purposes that any additional payments contemplated by the Notes should be taxable to you as ordinary interest income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the Notes, the possibility that additional payments will have to be paid is a remote or incidental contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on holders of the Notes unless such holders explicitly disclose to the IRS that they are taking a different position on their tax return for the year during which they acquire the Note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both each holder's income from the Notes and our deduction with respect to additional payments under the Notes. In the event that we pay liquidated damages, the holders would be required to recognize additional interest income.

Sale, Exchange or Redemption of the Notes

        Each U.S. Holder generally will recognize capital gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of the Notes measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder less any principal payments received by such holder. Any such capital gain or loss will be long-term capital gain or loss if the Note has been held for more than twelve months at the time of the sale, exchange or redemption.

Conversion of the Notes

        If a U.S. Holder converts a Note and we deliver solely Class A common stock (other than cash in lieu of a fractional share), such holder will generally not recognize gain or loss upon the conversion. A U.S. Holder's tax basis in the Class A common stock received on conversion of a Note will be the same as the U.S. Holder's adjusted tax basis in the Note at the time of conversion (exclusive of any tax basis allocable to a fractional share). If cash is received in lieu of a fractional share upon conversion of a Note, the holder will be treated as having received the fractional share and as having immediately sold it for an amount equal to such cash. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share.

        If a U.S. Holder converts a Note and we deliver solely cash in satisfaction of our obligation, as described under "Description of the Notes—Conversion of Notes", such cash payment will be treated as a sale of the Note by the U.S. Holder as described above under "—Sale, Exchange or Redemption of the Notes."

        If a U.S. Holder converts a Note and we deliver a combination of shares of Class A common stock and cash (and such cash is not merely received in lieu of a fractional share of Class A common stock), as described under "Description of the Notes—Conversion of Notes," the tax treatment to the holder is uncertain. A holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received. In such case, a holder's basis in the Class A common stock received in the conversion (including any basis allocable to a fractional share) would be equal to such holder's adjusted tax basis in the Note, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Alternatively, the cash payment may be treated as proceeds from a sale of a portion of the Note, as described above under "—Sale, Exchange or Redemption of the Notes." In such case, a holder's basis in the Note would be allocated pro rata between the common stock received (including any fractional share treated as received) and the portion of the Note that is treated as sold for cash. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

        The holding period for any Class A common stock received in the conversion (including any fractional share treated as received) will include the holding period for the Note.

Constructive Dividends on the Notes

        The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, increase the proportionate interest of a holder of Notes in the fully diluted Class A common stock, whether or not such holder ever exercises its conversion privilege. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, generally will not be considered to result in a constructive dividend distribution. Certain of the possible adjustments provided in the

Notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. Holders of the Notes may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Class A common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the Class A common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits.

Dividends

        Distributions, if any, paid on the Class A common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under United States federal income tax principles, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the Class A common stock and thereafter as capital gain.

        In general, a dividend distribution to a corporate holder will qualify for the 70% dividends received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations.

Sale of Class A Common Stock

        Upon the sale or exchange of Class A common stock, U.S. Holders generally will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such Class A common stock. Such gain or loss generally will be long-term capital gain or loss if the holder has held the Class A common stock for more than twelve months. The deductibility of capital losses is subject to limitations. A holder's basis and holding period in Class A common stock received upon conversion of a Note are determined as discussed above under "—Conversion of the Notes."

Information Reporting and Backup Withholding

        A U.S. Holder of Notes or Class A common stock may be subject to "backup withholding" at a current rate of 30%, which rate presently is scheduled to be reduced periodically to 28% for payments made after December 31, 2005, with respect to certain "reportable payments," including interest payments, dividend payments, proceeds from the disposition of the Notes or Class A common stock to or through a broker and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number, or TIN, certified under penalties of perjury within a reasonable time after the request therefore, (ii) is notified by the IRS that it has failed to report properly interest or dividends, (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or (iv) if the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN. Backup withholding is not an additional tax and any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credited against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax exempt organizations, provided their exemptions from backup withholding are properly established. A U.S. Holder will be eligible for an exemption from withholding by providing a properly completed IRS Form W-9 to us.

        We will report to the U.S. Holders of Notes and Class A common stock and to the IRS the amount of our reportable payments for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        The rules governing United States federal income taxation of a Non-U.S. Holder of Notes are complex, and we have provided only a summary of such rules. Special rules may apply to certain Non-U.S. Holders such as controlled foreign corporations, passive foreign investment companies and foreign personal holding companies. Non U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

        The following discussion is limited to the United States federal income tax consequences relevant to a Non-U.S. Holder (as defined above). For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. In addition, for purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a Note or Class A common stock will be considered to be U.S. trade or business income if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Taxation of Interest

        Generally any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to United States federal income tax or withholding if the interest qualifies as "portfolio interest." In general, interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own ten percent or more of the total voting power of all of our voting stock and is not a controlled foreign corporation with respect to which we are a related person within the meaning of the applicable provisions of the Code and (ii) the withholding agent receives a qualifying statement that the owner is not a United States resident and does not have actual knowledge or reason to know otherwise. To satisfy the qualifying statement requirements referred to in clause (ii) above, the beneficial owner of a Note must provide a properly executed IRS Form W-8BEN (or appropriate substitute form) prior to payment of interest.

        The gross amount of payments of interest to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to United States federal withholding tax at the rate of 30 percent, unless a bilateral income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code, but will not be subject to withholding at the 30 percent or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30 percent (or, if applicable, treaty-reduced) rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us.

Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a Note that is eligible for a reduced rate of withholding tax pursuant to an applicable income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for refund with the IRS.

Taxation of Dividends

        In general, dividends paid to a Non-U.S. Holder of Class A common stock will be subject to withholding of United States federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income generally are subject to United States federal income tax at regular income tax rates, but generally are not subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% (or, if applicable, treaty-reduced) rate. A Non-U.S. Holder of Class A common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of Class A common stock that is eligible for a reduced rate of withholding tax pursuant to an applicable income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for refund with the IRS.

Conversion

        If a Non-U.S. Holder converts a Note and we deliver solely Class A common stock, such conversion will generally not be a taxable event. To the extent a Non-U.S. Holder receives cash upon conversion of a Note, such Non-U.S. Holder will be taxed as described below under "—Sale, Exchange or Redemption of Notes or Class A Common Stock."

Sale, Exchange or Redemption of Notes or Class A Common Stock

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non U.S. Holder on the sale, exchange or redemption of a Note or Class A common stock generally will not be subject to United States federal income tax unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States federal tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States), or (iv) in the case of Class A common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such holder held the Class A common stock, a "United States real property holding corporation" within the meaning of Section 897 of the Code. We do not believe that we currently are a "United States real property holding corporation" within the meaning of Section 897 of the Code, or that we will become one in the future.

Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to federal withholding tax, or that is exempt from federal withholding tax pursuant to an applicable tax treaty, or any payments of portfolio interest. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

        Information reporting and backup withholding of United States federal income tax at a current rate of 30 percent, which rate presently is scheduled to be reduced periodically to 28% for payments made after December 31, 2005, generally may apply to payments made by us or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is not a United States person or if we or our paying agent has actual knowledge that the payee is a United States person.

        The payment of the proceeds from the disposition of the Notes or Class A common stock to or through the United States office of any broker, foreign or domestic, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note or Class A common stock to or through a non-United States office of a non-United States broker that is not a United States related person generally will not be subject to backup withholding. The payment of proceeds from the disposition of a Note or Class A common stock through the foreign office of a broker that is either a United States person or a U.S. related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder. A U.S. related person is (i) a "controlled foreign corporation" for United States tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in Treasury Regulations under the Code) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the requisite procedures are followed.

U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to Notes owned by an individual who is not a citizen or resident of the United States at the time of his or her death, provided that (1) the individual does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote and (2) interest on the Note would not have been, if received at the time of death, effectively connected with the conduct of a trade or business in the United States by such individual. However, Class A common stock held by a decedent at the time of his or her death will be included in such Holder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Noteholders that are individuals should be aware that there have been recent amendments to the U.S. federal estate tax rules, and such holders should consult with their own tax advisors with regard to an investment in the Notes and the Class A common stock.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE CLASS A COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        We initially issued the Notes to Banc of America Securities LLC, Credit Suisse First Boston LLC and Solomon Smith Barney Inc. as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

        The selling holders, including their transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and the Class A common stock issuable upon conversion of the Notes. Any selling holder may also elect not to sell any Notes or Class A common stock issuable upon conversion of the Notes held by it. Only those Notes and shares of Class A common stock issuable upon conversion of the Notes listed below or in any prospectus supplement hereto may be offered for resale by the selling holders pursuant to this Prospectus.

        The following table sets forth recent information with respect to the selling holders of the Notes and the Class A common stock issuable upon conversion of the Notes and the respective number of Notes and Class A commons stock beneficially owned by each selling holder that may be offered for each selling holder's account pursuant to this Prospectus. We prepared this table based on information supplied to us by or on behalf of the selling holders. The selling holders may offer and sell all, some or none of the Notes and the Class A common stock issuable upon conversion of the Notes listed below by using this Prospectus. Because the selling holders may offer all or only some portion of the Notes or the Class A common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified in the table below may have sold, transferred or disposed of all or a portion of their Notes or shares of Class A common stock issuable upon conversion of the Notes since the date on which they provided the information regarding their ownership of those securities included in this Prospectus.

Name of Selling Holder	Aggregate Principal Amount at Maturity of Notes Beneficially Owned and That May Be Offered	Percentage of Notes Outstanding	Shares of Class A Common Stock Beneficially Owned and That May Be Offered(1)	Percentage of Class A Common Stock Outstanding(2)
AIG DKR SoundShore Opportunity Holding Fund Ltd.	$4,000,000	2.3%	373,594	*
Akela Capital Master Fund, Ltd.	10,000,000	5.8%	933,986	1.1%
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	2,600,000	1.5%	242,836	*
Argent Classic Convertible Arbitrage Fund L.P.	1,400,000	*	130,758	*
Argent LowLev Convertible Arbitrage Fund LLC	700,000	*	65,379	*
Argent LowLev Convertible Arbitrage Fund Ltd.	6,400,000	3.7%	597,751	*
Banc of America Securities, LLC	3,451,000	2.0%	322,318	*
Bank Austria Cayman Islands, LTD	2,000,000	1.2%	186,797	*
BP Amoco PLC Master Trust	315,000	*	29,420	*

CALAMOS® Convertible Fund—CALAMOS® Investment Trust	3,675,000	2.1%	343,239	*
CALAMOS® Convertible Portfolio—CALAMOS® Advisors Trust	140,000	*	13,076	*
Canyon Capital Arbitrage Master Fund, LTD.	6,000,000	3.5%	560,392	*
Canyon Value Realization Fund (Cayman), LTD.	7,875,000	4.6%	735,514	*
Canyon Value Realization Fund, L.P.	3,525,000	2.0%	329,230	*
Canyon Value Realization Mac 18, LTD. (RMF)	1,000,000	*	93,399	*
Citigroup Global Markets, Inc.		*	205,477	*
Credit Suisse First Boston, LLC	150,000	*	14,010	*
Family Service Life Insurance Co.	50,000	*	4,670	*
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund	1,434,000	*	133,933	*
Fore Convertible Masterfund Ltd.	600,000	*	56,039	*
Grace Convertible Arbitrage Fund, Ltd.	5,850,000	3.4%	546,382	*
Guardian Life Insurance Co.	2,750,000	1.6%	256,846	*
Guardian Pension Trust	200,000	*	18,680	*
Guggenheim Portfolio Co. XV, LLC	1,000,000	*	93,399	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	137,000	*	12,796	*
Jeffries & Company Inc.	3,000	*	280	*
KBC Financial Products (Cayman Islands) Limited	7,450,000	4.3%	695,819	*
KBC Financial Products USA Inc.		2.2%	354,915	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	1,000,000	*	93,399	*
Man Convertible Bond Master Fund, Ltd.	4,215,000	2.4%	393,675	*
MSD TCB, L.P.	32,500,000	18.8%	3,035,454	3.6%
Partners Group Alternative Strategies PCC, Ltd.	200,000	*	18,680	*
Ram Trading LTD	7,000,000	4.0%	653,790	*

Ramius Capital Group	1,000,000	*	93,399	*
Ramius Master Fund, LTD	4,450,000	2.6%	415,624	*
Ramius Partners II, LP	500,000	*	46,699	*
RCG Halifax Master Fund, LTD	750,000	*	70,049	*
RCG Latitude Master Fund, LTD	4,450,000	2.6%	415,624	*
RCG Multi Strategy Master Fund, LTD	400,000	*	37,359	*
Silverback Master, LTD.	14,500,000	8.4%	1,354,280	1.6%
Sphinx Convertible Arb Fund SPC	101,000	*	9,433	*
Sterling Invest Co	1,000,000	*	93,399	*
St. Thomas Trading, Ltd.	5,785,000	3.4%	540,311	*
Sunrise Partners Limited Partnership	500,000	*	46,699	*
TD Securities (USA) Inc.	2,400,000	1.4%	224,157	*
Topanga XI, Inc.	3,300,000	1.9%	308,215	*
Viacom Inc. Pension Plan Master Trust	11,000	*	1,027	*
Wolverine Asset Management, LLC	5,738,000	3.3%	535,921	*
Xavex Convertible Arbitrage 2 Fund	400,000	*	37,359	*
Xavex Convertible Arbitrage 10 Fund	100,000	*	9,339	*
Xavex Convertible Arbitrage #5	450,000	*	42,029	*
Zurich Institutional Benchmark Master Fund c/o Argent	500,000	*	46,699	*
Zurich Institutional Benchmarks Master Fund Ltd.	683,000	*	63,721	*
Any other holder of Notes, Class A common stock issuable upon conversion of the Notes, or future transferee, pledgee, donee or successor of any holder(3)(4)

*
Less than 1%.

(1)
Assumes conversion of all of the holder's Notes at a conversion price of approximately $10.71 per share of Class A common stock. However, this conversion price will be subject to adjustment as described under "Description of the Notes—Conversion of Notes" As a result, the amount of Class A common stock issuable upon conversion of the Notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 81,000,000 shares of Class A common stock outstanding as of June 1, 2003. In calculating this amount, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that particular holder's Notes. However, we did not assume the conversion of any other holder's Notes.

(3)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)
Assumes that any other holders of Notes or Class A common stock issuable upon conversion of the Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes or Class A common stock, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the Notes at the initial conversion rate.

        To our knowledge, other than their ownership of the securities described in the above table, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the Notes and the underlying Class A common stock offered by this Prospectus. The Notes and the underlying Class A common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the underlying Class A common stock.

        The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act..

        If the Notes and underlying Class A common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The Notes and underlying Class A common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the Notes and underlying Class A common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the Class A common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the Notes and underlying Class A common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Notes and underlying Class A common stock in the course of hedging their positions. The selling securityholders may also sell the Notes and underlying Class A common stock short and deliver Notes and underlying Class A common stock to close out short positions, or loan or pledge Notes and underlying Class A common stock to broker-dealers that in turn may sell the Notes and underlying Class A common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the underlying Class A common stock by the selling securityholders. Selling securityholders may or may not sell any or all of the Notes and the underlying Class A common stock offered by them pursuant to this Prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the underlying Class A common stock by other means not described in this Prospectus.

        Our Class A common stock trades on the Nasdaq National Market under the symbol "MCDTA." We do not intend to apply for listing of the Notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the Notes. A description of the risks associated with this is described above under the heading "Risk Factors—Risks Relating to the Notes, the Class A common stock and this Offering—We cannot assure you that an active trading market will develop for the Notes."

        There can be no assurance that any selling securityholder will sell any or all of the Notes or underlying Class A common stock pursuant to this Prospectus. In addition, any Notes or underlying Class A common stock covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the underlying Class A common stock to engage in market-making activities with respect to the particular Notes and the underlying Class A common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Notes and the underlying Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and the underlying Class A common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and underlying Class A common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MCDATA

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and our web site located at www.mcdata.com contains a link to a third party SEC filings web site that makes our filings with the SEC available free of charge.

        This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

McDATA Corporation SEC Filings (File No. 000-31257)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarterly period ended April 30, 2003
The description of our rights agreement and preferred stock and preferred stock purchase rights as set forth in our Registration Statement on Form 8-A	Filed on May 21, 2001
The descriptions of our common stock as set forth in our Registration Statements on Forms 8-A	Filed on January 24, 2001 and August 4, 2000
Current Reports on Forms 8-K	Filed on January 16, 2003, January 23, 2003, February 3, 2003, February 5, 2003, February 14, 2003, March 5, 2003, March 5, 2003, March 6, 2003, March 27, 2003 and June 13, 2003.

        You should rely only on the information provided in this Prospectus and the information incorporated herein. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this Prospectus. Upon either an oral or written request, we will provide at no cost to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the information that has been incorporated by reference into this Prospectus but not delivered with this Prospectus. Such requests should be made to:

McDATA Corporation
380 Interlocken Crescent
Broomfield, Colorado 80021
Attn: Investor Relations
(303) 460-9200

        If at any time during the two-year period following the original issue of the Notes we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of Notes, holders of Class A common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered to pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such Notes and Class A common stock issued on conversion thereof.

        All documents furnished to or filed with the SEC by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes and Class A common stock are incorporated by reference into and deemed to be a part of this Prospectus from the date of filing of those documents.

LEGAL MATTERS

        The validity of the Notes being offered hereby and of the shares of our Class A common stock issuable upon the conversion thereof will be passed upon for us by Thomas O. McGimpsey, Esq., our Vice President, General Counsel and Secretary.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by McDATA Corporation in connection with resales of the securities being registered. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

Amount to Be Paid
SEC Registration Statement Filing Fees	$13,956
Legal Fees and Expenses	7,500
Accounting Fees and Expenses	2,500
Trustee's Fees and Expenses	3,000
Printing Fees and Expenses	20,000
Miscellaneous	3,044
Total	$50,000

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporate Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent authorized or permitted by law.

        Our amended and restated certificate of incorporation further provides that our directors will not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted by law. Section 102 of the Delaware General Corporate Law provides that officers and directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

  •
  unlawful payments of dividends or unlawful stock repurchases or redemption.

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether our certificate of incorporation or by-laws would otherwise permit indemnification for that liability. We currently have directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

Item 16. Exhibits

Exhibit No.	Description
(3.1)	Amended and Restated Certificate of Incorporation of the Company (Filed on Form S-1, SEC file No. 333-38106, declared effective on August 8, 2000)
(3.2)	Amended and Restated Bylaws of the Company (Filed on Form S-1, SEC file No. 333-38106, declared effective on August 8, 2000)
(4.1)	Form of Company's Class A Common Stock Certificates (Filed on Form S-1, SEC file No. 333-38106, declared effective on August 8, 2000)
(4.2)	Rights Agreement dated as of May 18, 2001, by and between the Company and the Bank of New York, as rights agent (Filed on Form 8-K on May 21, 2001)
(4.3)	Form of Indenture, dated as of February 7, 2003, by and between McDATA Corporation and Wells Fargo Bank Minnesota, National Association, as Trustee (Filed on Form 8-K on February 14, 2003)
(4.4)	Form of 2 1/4% Subordinate Convertible Note due 2010 (included in Exhibit 4.3)
(4.5)	Form of Registration Rights Agreement, dated as of February 7, 2003, by and among the Company and the parties thereto (Filed on Form 8-K on February 14, 2003).
5.1 *	Opinion of Thomas O. McGimpsey, Esq., Vice President, General Counsel and Secretary for McDATA Corporation
23.1	Consent of PricewaterhouseCoopers LLP
23.2 *	Consent of Thomas O. McGimpsey (included in Exhibit 5.1)
25.1 *	Form T-1 Statement of Eligibility of Trustee for Indenture of Trust

(
)     Exhibits previously filed in the Company's periodic filings as specifically noted.

*
Previously filed as an Exhibit to this Registration Statement.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i)    include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes that:

        (a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado, on this 24th day of June, 2003.

McDATA Corporation
By:	/s/ THOMAS O. MCGIMPSEY Thomas O. McGimpsey Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of McDATA Corporation, a Delaware corporation, do hereby constitute and appoint Thomas O. McGimpsey and Ernest J. Sampias, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement and this Amendment No. 1 to this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Amendment No. 1 to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and the undersigned hereby ratifies and confirms that said attorneys and agents shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer
/s/ JOHN A. KELLEY, JR. John A. Kelley, Jr. President and Chief Executive Officer	June 24, 2003
Principal Financial Officer
/s/ ERNEST J. SAMPIAS Ernest J. Sampias Senior Vice President of Finance and Chief Financial Officer	June 24, 2003

Principal Accounting Officer
/s/ ERNEST J. SAMPIAS Ernest J. Sampias Senior Vice President of Finance and Chief Financial Officer	June 24, 2003
Directors:
/s/ JOHN F. MCDONNELL John F. McDonnell Chairman of the Board	June 24, 2003
/s/ JOHN A. KELLEY, JR. John A. Kelley, Jr.	June 24, 2003
/s/ JOHN W. GERDELMAN John W. Gerdelman	June 24, 2003
Charles C. Johnston	June 24, 2003
/s/ D. VAN SKILLING D. Van Skilling	June 24, 2003
/s/ THOMAS M. UHLMAN Thomas M. Uhlman	June 24, 2003
Laurence G. Walker	June 24, 2003
/s/ BETSY S. ATKINS Betsy S. Atkins	June 24, 2003
/s/ MICHAEL J. SOPHIE Michael J. Sophie	June 24, 2003

EXHIBITS

Exhibit No.	Description
(3.1)	Amended and Restated Certificate of Incorporation of the Company (Filed on Form S-1, SEC file No. 333-38106, declared effective on August 8, 2000)
(3.2)	Amended and Restated Bylaws of the Company (Filed on Form S-1, SEC file No. 333-38106, declared effective on August 8, 2000)
(4.1)	Form of Company's Class A Common Stock Certificates (Filed on Form S-1, SEC file No. 333-38106, declared effective on August 8, 2000)
(4.2)	Rights Agreement dated as of May 18, 2001, by and between the Company and the Bank of New York, as rights agent (Filed on Form 8-K on May 21, 2001)
(4.3)	Form of Indenture, dated as of February 7, 2003, by and between McDATA Corporation and Wells Fargo Bank Minnesota, National Association, as Trustee (Filed on Form 8-K on February 14, 2003)
(4.4)	Form of 2 1/4% Subordinate Convertible Note due 2010 (included in Exhibit 4.3)
(4.5)	Form of Registration Rights Agreement, dated as of February 7, 2003, by and among the Company and the parties thereto (Filed on Form 8-K on February 14, 2003).
5.1 *	Opinion of Thomas O. McGimpsey, Esq., Vice President, General Counsel and Secretary for McDATA Corporation
23.1	Consent of PricewaterhouseCoopers LLP
23.2 *	Consent of Thomas O. McGimpsey (included in Exhibit 5.1)
25.1 *	Form T-1 Statement of Eligibility of Trustee for Indenture of Trust

(
)     Exhibits previously filed in the Company's periodic filings as specifically noted.

*
Previously filed as an Exhibit to this Registration Statement.